Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Bart D’Ambra
(973) 473-2200

CLIFTON SAVINGS BANCORP, INC. ANNOUNCES

ADOPTION OF AMENDED AND RESTATED

PLAN OF CONVERSION AND REORGANIZATION

Clifton, New Jersey, November 20, 2013 — Clifton Savings Bancorp, Inc. (the “Company”) (NasdaqGS: CSBK), the parent company for Clifton Savings Bank (the “Bank”), announced today that its Board of Directors, together with the Boards of Directors of Clifton MHC (the “MHC”) and the Bank, have unanimously adopted an Amended and Restated Plan of Conversion and Reorganization (the “Plan of Conversion”).

The Board of Directors released the following statement: “Since postponement of our conversion and stock offering in 2011 and in particular since our improved CRA rating earlier this year, we have evaluated market conditions and the changing regulatory environment, particularly the impact of regulatory change on mutual holding companies, and we believe it is in the best interests of both the Company and our stockholders and the MHC and its members to move forward with our conversion at this time.”

Pursuant to the Plan of Conversion, the MHC will sell its majority ownership in the Company in a “second-step” stock offering. Simultaneously, the Company, which is currently in the mutual holding company structure, will reorganize to a fully public stock holding company.

As part of the conversion and reorganization, the Bank will become a wholly owned subsidiary of a new holding company, which will be named Clifton Bancorp Inc. Shares of common stock of the Company held by persons other than the MHC (whose shares will be canceled) will be converted into shares of common stock of the new holding company pursuant to an exchange ratio intended to preserve the percentage ownership interests of such persons. In the stock offering, depositors of the Bank with qualifying deposits as of September 30, 2012 will have first priority to purchase the shares of common stock of the new holding company.

The conversion and reorganization will be subject to approval by the MHC’s members, by the Company’s shareholders (including the approval of a majority of the shares held by persons other than the MHC) and by the Board of Governors of the Federal Reserve System.

Information, including the details of the offering and business and financial information about the Company and the Bank, will be provided in proxy materials and a prospectus when the offering commences, which is expected to be during the first calendar quarter of 2014.

The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey. The Bank operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is the MHC, a federally chartered mutual holding company. At September 30, 2013, the Company had consolidated total assets of $1.1 billion, gross loans of $555.7 million, total deposits of $791.4 million and total stockholders’ equity of $188.5 million.

This release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer is made only by the prospectus when accompanied by a stock order form. The shares of common stock of the Company are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

This press release contains certain forward-looking statements about the conversion and reorganization. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the Plan of Conversion, difficulties in selling the conversion stock or in selling the conversion stock within the expected time frame, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company is engaged.